EXHIBIT 2(n)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 25, 2005, relating to the financial statements and financial highlights which appears in the March 31, 2005 Annual Report to shareholders of BACAP Alternative Multi-Strategy Fund LLC as of March 31, 2005, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm and Legal Counsel" and "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
May 4, 2006